CONSENT OF MHA PETROLEUM CONSULTANTS LLC

We hereby consent to the use of our report dated March 18, 2013, including the estimates of the reserves and income attributable to certain oil and gas properties of American Eagle Energy Inc. as of January 1, 2013, in the Annual Report on Form 10-K of American Eagle Energy Corporation.

MHA PETROLEUM CONSULTANTS LLC

Leslie S. O’Connor

Managing Partner

Denver, Colorado

March 25, 2013

730 17th Street, Suite 410	Denver, Colorado 80202-3510	U.S.A.	Telephone: 303-277-0270	Fax: 303-277-0276